     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


As filed with the Securities and Exchange Commission on November 9, 1998

                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  SAFEWAY INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                         SAFEWAY INC.                  94-3019135
  (State or Other Jurisdiction         5918 STONERIDGE MALL ROAD        (I.R.S. Employer
of Incorporation or Organization)    PLEASANTON, CALIFORNIA 94588    Identification Number)
                                            (925) 467-3000

                        (Address, including ZIP code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                              MICHAEL C. ROSS, ESQ.
                        SENIOR VICE PRESIDENT, SECRETARY
                               AND GENERAL COUNSEL
                                  SAFEWAY INC.
                            5918 STONERIDGE MALL ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 467-3000

            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                              SCOTT R. HABER, ESQ.
                             TRACY K. EDMONSON, ESQ.
                                LATHAM & WATKINS
                        505 Montgomery Street, Suite 1900
                         San Francisco, California 94111
                                 (415) 391-0600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
           BE REGISTERED                   REGISTERED          PER SHARE (1)          PRICE (1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
   Common Stock ($0.01 par value)(2)       20,000,000            $47.28125        $945,625,000          $278,960.00
------------------------------------------------------------------------------------------------------------------------
   Warrants to Purchase Common Stock (3)    2,985,310            $46.78125        $139,656,533.44           N/A (3)
------------------------------------------------------------------------------------------------------------------------

(1) For common stock and warrants, estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on November 2, 1998, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

(2)  Includes 2,985,310 shares issuable upon exercise of warrants.

(3) Registration Fee of $278,960 includes the fee payable for the registration of 2,985,310 shares of common stock issuable upon exercise of warrants. This Registration Statement also registers the issuance and sale of 2,985,310 shares of common stock upon the exercise of such warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1998



                                  SAFEWAY INC.
                        20,000,000 SHARES OF COMMON STOCK
                           ($0.01 PAR VALUE PER SHARE)



         This prospectus relates to the offer and sale of up to 20,000,000 shares of common stock, par value $0.01 per share, of Safeway Inc., a Delaware corporation. This prospectus also relates to the offer and sale of up to 2,985,310 warrants to purchase common stock and the issuance and sale of 2,985,310 shares of common stock upon the exercise of the warrants. All of the common stock and warrants being registered may be offered and sold from time to time by certain of our stockholders. See "The Selling Stockholders" and "Plan of Distribution." Such shares of common stock include 17,014,690 presently outstanding shares and 2,985,310 shares to be issued upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of the common stock or warrants by the selling stockholders other than $1,492,655 representing the exercise price of the warrants.

         Our common stock is traded on the New York Stock Exchange under the symbol "SWY." On November 6, 1998, the last reported sale price for our common stock was $50.00 per share.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     , 1998.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                    Where You Can Find More Information ...............       2
                    Disclosure Regarding Forward-Looking Statements ...       4
                    The Company .......................................       5
                    The Selling Stockholders ..........................       7
                    Description of Capital Stock and Warrants .........       9
                    Use of Proceeds ...................................      10
                    Plan of Distribution ..............................      10
                    Legal Matters .....................................      12
                    Experts ...........................................      12

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         - Annual Report on Form 10-K for the year ended January 3, 1998 (including information specifically incorporated by reference into our Form 10-K from our 1997 Annual Report to Stockholders and Proxy Statement for our 1998 Annual Meeting of Stockholders) and Form 10-K/A filed March 10, 1998;

         - Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998, June 6, 1998 and September 12, 1998;

         - Current Reports on Form 8-K filed on July 15, 1998, October 19, 1998 and November 9, 1998;

         - Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990; and

         - All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering the common stock thereby is stopped (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                                  Safeway Inc.
                            5918 Stoneridge Mall Road
                          Pleasanton, California 94588
                                 (925) 467-3790

         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements:

         - general business and economic conditions in our operating regions, including the rate of inflation/deflation, population, employment and job growth in our markets;

         - pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels;

         -        results of our programs to reduce costs;

         - the ability to integrate any companies we acquire and achieve operating improvements at those companies;

         -        relations with union bargaining units;

         - issues arising from addressing year 2000 information technology issues;

         -        opportunities or acquisitions that we pursue;

         - conditions to the acquisitions of Dominick's Supermarkets, Inc. and Carr-Gottstein Foods Co., including regulatory approval, which could affect the timing of or ability to complete these acquisitions; and

         -        the availability and terms of financing.

         Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                                   THE COMPANY

         We are currently the second largest food and drug chain in North America (based on sales), with 1,381 stores at September 12, 1998. There have been several previously announced mergers or acquisitions in the food retailing business, including acquisitions we are making and those of our competitors. After the completion of these transactions, we expect to be the third largest food and drug chain in North America. Our U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona and the Mid-Atlantic region. Our Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. In support of our retail operations, we have an extensive network of distribution, manufacturing and food processing facilities.

         In April 1997, we completed a merger with The Vons Companies, Inc. ("Vons") pursuant to which we issued 83.2 million shares of our common stock for all of the shares of Vons common stock that we did not already own. We also hold a 49% interest in Casa Ley, S.A. de C.V. which, as of September 12, 1998, operated 75 food and general merchandise stores in western Mexico.

         Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

RECENT DEVELOPMENTS

         Dominick's Acquisition. On October 13, 1998, we signed a definitive agreement to acquire all of the outstanding shares of Dominick's Supermarkets, Inc. ("Dominick's") for $49 cash per share, or a total of approximately $1.2 billion. At August 8, 1998, Dominick's had outstanding approximately $646 million of debt, most of which we will repay in connection with that transaction.

         Dominick's operates 111 stores in the greater Chicago metropolitan area and had fiscal 1997 revenues of $2.6 billion. Dominick's also owns and operates two primary distribution facilities and a dairy processing plant.

         We commenced a cash tender offer for all of Dominick's outstanding shares on October 19, 1998, and that tender offer is currently set to expire on November 16, 1998. Affiliates of The Yucaipa Companies and Apollo Advisors, L.P. that own approximately 41% of the outstanding shares have agreed to tender their shares in the tender offer and have granted us options to buy their shares at $49 cash per share upon termination of the definitive agreement in certain circumstances. Following the successful completion of the tender offer, the definitive agreement provides that a wholly owned subsidiary of Safeway will be merged with Dominick's, with Dominick's surviving as our wholly owned subsidiary.

         The acquisition of Dominick's is subject to a number of conditions, including the valid tender in the tender offer of a majority of Dominick's outstanding shares (determined on a fully diluted basis, excluding shares issuable upon exercise of a warrant held by The Yucaipa Companies), the receipt of certain regulatory approvals and other customary closing conditions. Although we cannot assure you that all of these conditions will be satisfied or waived, we believe we will complete the transaction before the end of 1998.

         Carr-Gottstein Acquisition. On August 6, 1998, we signed a definitive agreement to acquire all of the outstanding shares of Carr-Gottstein Foods Co. ("Carr-Gottstein") for $12.50 per share, or a total of approximately $110 million, in a cash merger transaction. In addition, at June 28, 1998, Carr-Gottstein had approximately $224 million of debt, substantially all of which we will repay in connection with that transaction.

         Carr-Gottstein is the leading food and drug retailer in Alaska, with 49 stores (including liquor and tobacco stores) primarily located in Anchorage, as well as Fairbanks, Juneau, Kenai and other Alaska communities. Carr-Gottstein is Alaska's highest-volume alcoholic beverage retailer through its chain of 17 wine and liquor stores operated under the name Oaken Keg Spirit Shops. Carr-Gottstein also operates seven specialty tobacco stores under the name The Great Alaska Tobacco Company. In addition, Carr-Gottstein's vertically integrated organization includes freight transportation operations and a full-line food warehouse and distribution center.

         The definitive agreement requires Carr-Gottstein to call a special meeting of its stockholders where they will be asked to approve the merger of one of our wholly owned subsidiaries with Carr-Gottstein, with Carr-Gottstein surviving as our wholly owned subsidiary. An affiliate of Leonard Green & Associates owns approximately 35% of the outstanding shares and has agreed to vote its shares in favor of the transaction. Upon completion of the merger, each outstanding Carr-Gottstein share will be converted into the right to receive $12.50 in cash.

         The acquisition of Carr-Gottstein is subject to a number of conditions, including the approval of a majority of Carr-Gottstein's outstanding shares, receipt of certain regulatory approvals and other customary closing conditions. Safeway and Carr-Gottstein have received a request for additional information from the Federal Trade Commission, and we and Carr-Gottstein are in the process of compiling information in response to this request. In late October 1998, an Alaska consumer group and five individuals filed a purported class-action lawsuit in Alaska state court seeking an injunction to prevent our merger with Carr-Gottstein. We and Carr-Gottstein believe the lawsuit is without merit and intend to defend the lawsuit vigorously. Although we cannot assure you that all of these conditions to the merger will be satisfied or waived, or that this lawsuit will be resolved to our satisfaction, we believe we will complete the transaction in early 1999.

         Financing the Acquisitions. We intend to finance the acquisitions of Dominick's and Carr-Gottstein with a combination of bank borrowings and commercial paper proceeds. On November 9, 1998, we closed the public offering of $1.4 billion in aggregate principal amount of debt securities. We used most of the proceeds of that offering to repay outstanding indebtedness under our commercial paper program and our bank credit agreement.

         After we complete these acquisitions, we will operate more than 1,500 stores in 19 states, the District of Columbia and five Canadian provinces. We intend to continue to focus on three key priorities, (1) controlling costs, (2) increasing sales and (3) improving capital management, to enhance the performance of our operations, including the operations of Dominick's and Carr-Gottstein.

         Our sales and net income for 1997 were $22.5 billion and $557.4 million, respectively. Dominick's had 1997 revenues of $2.6 billion, and Carr-Gottstein's 1997 revenues were $589 million.

         Other Acquisitions. Our management believes that the supermarket industry in North America is fragmented and that there may be opportunities to make other acquisitions that would enhance our long-term growth. Our criteria for considering acquisition targets include, but are not limited to, strong market share and the potential for improving operating cash flow margin. These criteria are subject to review and modification from time to time. We cannot assure you that we will complete any such acquisition or that, if completed, the business acquired will make any contribution to our long-term growth.

                            THE SELLING STOCKHOLDERS

         All of the shares of common stock are being sold by the selling stockholders of the Company identified in the following table (including the footnotes). The table (including the footnotes) also sets forth information regarding the beneficial ownership of our outstanding common stock as of October 13, 1998 for each of the selling stockholders. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of SSI Associates, L.P., KKR Partners II, L.P., KKR Associates, L.P., SSI Equity Associates, L.P. and SSI Partners, L.P. is 9 West 57th Street, New York, New York 10019.

                                     NUMBER OF                               NUMBER OF
                                     SHARES(1)         PERCENTAGE (3)      SHARES OFFERED
                                     ---------         --------------      --------------
KKR Associates, L.P.(1)              81,352,329             16.7             17,014,690
SSI Equity Associates, L.P.(2)       18,376,851              3.6              2,985,310


(1) The shares are owned by KKR Associates, L.P. ("KKR Associates") and two limited partnerships, SSI Associates, L.P. ("SSI Associates") and KKR Partners II, L.P. (the "Common Stock Partnerships"). KKR Associates is the general partner of each of the Common Stock Partnerships. KKR Associates, in its capacity as general partner, may be deemed to beneficially own shares that are owned of record by the Common Stock Partnerships. James H. Greene, Jr., Henry R. Kravis, Robert I. MacDonnell, George R. Roberts, Edward A. Gilhuly, Perry Golkin, Michael
         W. Michelson, Paul E. Raether, Clifton S. Robbins, Scott Stuart and Michael T. Tokarz are the general partners of KKR Associates. In their capacity as general partners, they may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, and Roberts are members of Safeway's Board of Directors. The shares offered include 16,068,032 shares being offered by SSI Associates and 946,658 shares being offered by KKR Partners II, L.P.

(2) SSI Equity Associates, L.P. ("SSI Equity Associates") is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership ("SSI Partners"). SSI Partners in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors. All 18,376,851 shares shown as beneficially owned by SSI Equity Associates represent shares of common stock issuable upon exercise of warrants to purchase common stock. In connection with the offering of shares pursuant to this prospectus, SSI Equity Associates may sell warrants to purchase 2,985,310 shares of common stock. Assuming that SSI Equity Associates sells all 2,985,310 shares, SSI Equity Associates also will transfer to Safeway for cancellation warrants to purchase 5,421,881 shares of common stock, such warrants representing the pro rata portion of the warrants that are attributable to the limited partnership interests held by Safeway. Assuming that SSI Equity Associates sells all 2,985,310 shares listed above, SSI Equity

         Associates will hold warrants to purchase 9,969,660 shares of common stock (of which 6,429,533 shares will be attributable to limited partnership interests held by Safeway).

(3) Based on 486.2 million shares outstanding at October 13, 1998. For purposes of calculating the percentage of shares owned by SSI Equity Associates, we have assumed that SSI Equity Associates has exercised all of the warrants.

         Assuming that the Common Stock Partnerships sell all 17,014,690 shares listed above, the Common Stock Partnerships and KKR Associates will own 64,337,639 shares of common stock, which will represent approximately 13.2% of our outstanding common stock (based on the shares outstanding at October 13, 1998). The Common Stock Partnerships, KKR Associates, and their general partners will continue to be able to exercise influence over Safeway through their representatives, consisting of four of eight members of the Board of Directors, and to the extent of their voting power with respect to the election of directors and actions requiring stockholder approval.

         SSI Associates made its investment in Safeway in 1986. The limited partnership agreement pursuant to which SSI Associates was organized will, by its terms, expire on December 31, 1998 unless amended by all of the limited partners to extend the term beyond such date. There can be no assurance that KKR Associates, the general partner of SSI Associates, will seek such amendments, or, if sought, that such amendments will be approved by the limited partners. If such partnership agreement expires, the limited partnership will dissolve. In the event of the dissolution and winding up of SSI Associates, KKR Associates will have sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreement) and manner of the disposition of any of our common stock held by such partnership, including public or private sales of such common stock, the distribution of such common stock to the limited partners of SSI Associates, or a combination of the foregoing. KKR Associates will own directly approximately 48 million of the 64.3 million shares referenced above, following the offerings. Such partnership is not subject to the termination provisions applicable to SSI Associates.

         Safeway, the Common Stock Partnerships, SSI Equity Associates and certain other parties entered into an agreement dated as of November 25, 1986 (the "Registration Agreement"), a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, pursuant to which we agreed to register the offer and sale of shares of common stock held by such parties, including the shares of common stock offered hereby, under the Securities Act, and such parties and we agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act in connection with the sale of the shares pursuant to the Registration Agreement. Pursuant to the Registration Agreement, the Common Stock Partnerships and SSI Equity Associates are required to pay the underwriting discounts and commissions and transfer taxes, if any, associated with the offerings, and we are required to pay substantially all expenses directly associated with the offering of shares hereby, including, without limitation, the cost of registering the shares offered hereby, including the applicable registration and filing fees, printing expenses, certain underwriting expenses and applicable expenses for legal counsel and accountants incurred by us or the Common Stock Partnerships and SSI Equity Associates.

         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock.

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

GENERAL

         Pursuant to our Restated Certificate of Incorporation, as amended (the "Restated Certificate"), our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. At October 13, 1998, Safeway had outstanding 486.2 million shares of common stock and no outstanding shares of preferred stock. All shares of common stock are fully paid and nonassessable.

COMMON STOCK

         Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of Safeway, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

         The Restated Certificate provides for a classified board of directors consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual meeting for election of directors following the election of such class.

         Our By-laws provide for additional notice requirements for stockholder nominations and proposals at our annual or special meetings. At annual meetings, stockholders may submit nominations for directors or other proposals only upon written notice to us at least 50 days prior to the annual meeting.

         The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is First Chicago Trust Company of New York.

PREFERRED STOCK

         Our board of directors is authorized without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, the board of directors has not authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

DIVIDENDS

         Holders of common stock are entitled to receive dividends if, as and when declared by the board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to certain limitations in our bank credit agreement.

WARRANTS

         Each holder of a warrant is entitled to purchase one share of common stock at an exercise price of $.50 per share. The warrants were issued in 1986 to SSI Equity Associates. There are currently outstanding warrants to purchase an aggregate of 18,376,851 shares of common stock, all of which are held by SSI Equity Associates. The warrants are exercisable until they expire on November 15, 2001. The exercise price of the warrants is subject to adjustment in the event we effect a stock dividend, subdivision of stock and certain other distributions described in the warrant. A copy of the warrant is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference. The determination of when or whether to exercise the warrants is within the sole discretion of the general partner of SSI Equity Associates, except under certain limited circumstances following the sale of common stock by the Common Stock Partnerships.

                                 USE OF PROCEEDS

         The common stock is being sold by the selling stockholders for their own accounts, and we will not receive any of the proceeds from the sale of the selling stockholders' common stock or warrants other than $1,716,553 representing the exercise price of the warrants.

                              PLAN OF DISTRIBUTION

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may offer shares of our common stock from time to time pursuant to this registration statement, depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or other national securities exchanges on which our common stock is traded, in the over the counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. SSI Equity Associates also may sell such shares through the sale and exercise of warrants. Sales of warrants may be made based on the market prices of the common stock prevailing at the time of sale (less the exercise price of 50 cents per share), at negotiated prices or at fixed prices. Common stock and warrants may be offered in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers.

         Sales of common stock may involve:

         o sales to underwriters who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale;

         o block transactions in which the broker or dealer so engaged may sell shares as agent or principal;

         o purchases by a broker or dealer as principal who resells the shares for its account;

         o an exchange distribution in accordance with the rules of any such exchange;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o privately negotiated sales, which may include sales directly to institutions.

         Sales of warrants may involve

         o sales to underwriters who will acquire warrants for their own account, exercise the warrants and resell the shares of common stock issued upon exercise in one or more transactions at fixed prices or at varying prices determined at time of sale;

         o block transactions in which the broker or dealer so engaged may acquire the warrants, exercise the warrants and sell shares of common stock issued upon exercise as agent or principal;

         o purchases by a broker or dealer as principal who exercises the warrants and sells the shares of common stock issued upon exercise for its account;

         o an exchange distribution in accordance with the rules of any such exchange;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o privately negotiated sales, which may include sales directly to institutions.

         Brokers and dealers will receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of our common stock in respect of transactions described above (other than privately negotiated sales). The selling stockholders and any broker or dealer that participates in the distribution of common stock and warrants may be deemed to be underwriters and any commissions received by them and any profit on the resale of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event the selling stockholders engage an underwriter in connection with the sale of our common stock or warrants, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares of common stock and warrants being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

         In addition, the selling stockholders may, from time to time, sell shares in transactions under Rule 144 promulgated under the Securities Act.

         Certain of the underwriters, brokers, dealers or agents and their associates may engage in transactions with and perform other services for Safeway in the ordinary course of their business.

                                  LEGAL MATTERS

         Latham & Watkins of San Francisco, California, will issue an opinion about certain legal matters with respect to the common stock and warrants of Safeway. Certain partners of Latham & Watkins, members of their families, related persons and others, have an indirect interest, through limited partnerships, in less than 1% of our common stock. These persons do not have the power to vote or dispose of such shares of common stock. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

                                     EXPERTS

         Our consolidated financial statements as of January 3, 1998 and December 28, 1996 and for each of the three fiscal years in the period ended January 3, 1998, which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended January 3, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

        Securities Act Registration Fee .................             $  278,960
     *  Legal Fees and Expenses (other than Blue Sky) ...                400,000
     *  Accounting Fees and Expenses ....................                150,000
     *  Printing Expenses ...............................                150,000
     *  Blue Sky Fees and Expenses ......................                 30,000
     *  Miscellaneous ...................................                 16,040
                                                                      ----------

        Total ...........................................             $1,025,000
                                                                      ==========

------------

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation law and Article III,
Section 13 of the Company's By-laws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III,
Section 13 of the Company's By-laws.

         In general, any officer, director, employee or agent will be indemnified against expenses, including attorney's fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

         Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Company's board of directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the Company's By-laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company's board of directors deems appropriate.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Company's By-laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Company's By-laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         The Company's board of directors may authorize, by a vote of a majority of a quorum of the Company's board of directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 13 of the Company's By-laws. The Company's board of directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Company's board of directors so determines, greater than those provided for in Section 13 of the Company's By-laws.

         The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16.  EXHIBITS.

         The following documents are filed as part of this registration statement.

   EXHIBIT
   NUMBER                                  DESCRIPTION
   ------                                  -----------
     4.1         Restated Certificate of Incorporation of the Company and
                 Certificate of Amendment of Restated Certificate of
                 Incorporation of the Company (incorporated by reference to
                 Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for
                 the quarterly period ended June 15, 1996)

     4.2 Form of By-laws of the Company as amended (incorporated by reference to Exhibit 3.2 to Registration Statement No.
                 33-33388), and Amendment to the Company's By-laws effective
                 March 8, 1993 (incorporated by reference to Exhibit 3.2 to the
                 Company's Form 10-K for the Fiscal year ended January 2, 1993)

     4.3         Specimen Common Stock Certificate (incorporated by reference to
                 Exhibit 4(i).1 to Registration Statement No. 33-33388)

     4.4 Registration Rights Agreement dated as of November 25, 1986 by and between Safeway Stores Holdings Corporation (predecessor to the Company) and certain limited partnerships (incorporated by reference to Exhibit 4(i).4 to Registration Statement No.
                 33-33388)

     4.5         Common Stock Purchase Warrants to purchase shares of Safeway
                 Inc. common stock (incorporated by reference to Exhibit 4(i).13 to Annual Report on Form 10-K for the year ended January 3,
                 1998)

     5.1         Opinion of Latham & Watkins

    23.1         Consent of Deloitte & Touche LLP

    23.2         Consent of Latham & Watkins (included in Exhibit 5.1)

    24           Powers of Attorney (contained on page II-5)


ITEM 17.  UNDERTAKINGS.

(a)      We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Safeway pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California, on November 9, 1998.

                                        SAFEWAY INC.

                                        By:   /s/ David F. Bond
                                              ----------------------------
                                                  David F. Bond
                                                  Senior Vice President -
                                                  Finance and Control

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint David Weed and Michael C. Ross, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

        SIGNATURE                        TITLE                        DATE
        ---------                        -----                        ----
/s/ STEVEN A. BURD          Chairman, President and Chief       November 9, 1998
------------------------    Executive Officer (Principal
    Steven A. Burd          Executive Officer)

/s/ DAVID WEED              Executive Vice President, Chief     November 9, 1998
------------------------    Financial Officer (Principal
    David Weed              Financial Officer and Principal
                            Accounting Officer)

/s/ PETER A. MAGOWAN        Director                            November 9, 1998
------------------------
    Peter A. Magowan

/s/ WILLIAM Y. TAUSCHER     Director                            November 9, 1998
------------------------
    William Y. Tauscher

        SIGNATURE                        TITLE                        DATE
        ---------                        -----                        ----
/s/ JAMES H. GREENE, JR.    Director                            November 9, 1998
------------------------
    James H. Greene, Jr.

/s/ PAUL HAZEN              Director                            November 9, 1998
------------------------
    Paul Hazen

/s/ HENRY R. KRAVIS         Director                            November 9, 1998
------------------------
    Henry R. Kravis

/s/ ROBERT I. MACDONNELL    Director                            November 9, 1998
------------------------
    Robert I. MacDonnell

/s/ GEORGE R. ROBERTS       Director                            November 9, 1998
------------------------
    George R. Roberts

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                                  DESCRIPTION
   ------                                  -----------
     4.1         Restated Certificate of Incorporation of the Company and
                 Certificate of Amendment of Restated Certificate of
                 Incorporation of the Company (incorporated by reference to
                 Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for
                 the quarterly period ended June 15, 1996)

     4.2 Form of By-laws of the Company as amended (incorporated by reference to Exhibit 3.2 to Registration Statement No.
                 33-33388), and Amendment to the Company's By-laws effective
                 March 8, 1993 (incorporated by reference to Exhibit 3.2 to the
                 Company's Form 10-K for the Fiscal year ended January 2, 1993)

     4.3         Specimen Common Stock Certificate (incorporated by reference to
                 Exhibit 4(i).1 to Registration Statement No. 33-33388)

     4.4 Registration Rights Agreement dated as of November 25, 1986 by and between Safeway Stores Holdings Corporation (predecessor to the Company) and certain limited partnerships (incorporated by reference to Exhibit 4(i).4 to Registration Statement No.
                 33-33388)

     4.5         Common Stock Purchase Warrants to purchase shares of Safeway
                 Inc. common stock (incorporated by reference to Exhibit
                 4(i).13 to Annual Report on Form 10-K for the year ended
                 January 3, 1998)

     5.1         Opinion of Latham & Watkins

    23.1         Consent of Deloitte & Touche LLP

    23.2         Consent of Latham & Watkins (included in Exhibit 5.1)

    24           Powers of Attorney (contained on page II-5)